Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Azitra Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (b)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock	457 (o)			$7,072,500	$147.60 per $1,000,000	$1,043.91
	Equity	Warrants to be issued to the representative of the underwriters (c)	(d)
	Equity	Pre-Funded Warrants	(e)
	Equity	Common stock underlying warrants to be issued to the representative of the underwriters	457 (o)			$353,625	$147.60 per $1,000,000	$52.20
	Equity	Common stock underlying Pre-Funded Warrants	(e)	—	—	—	—	—
Fees Previously Paid		—	—	—	—	—	—	—

	Total Offering Amounts					$7,426,125		$1,096.11
	Total Fees Previously Paid							$-0-
	Total Fee Offsets							-
	Net Fee Due							$1,096.11

(a) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(b) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

(c) We have agreed to issue to the representative of the underwriters warrants to purchase shares of common stock representing up to 4% of the common stock issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby.

(d) No registration fee required pursuant to Rule 457(g).

(e) The registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $7,072,500. Includes the offering price of shares of common stock and/or pre-funded warrants that the representative of the underwriter has the option to purchase to cover over- allotments, if any.